Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

Inseego Corp.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.001 per share	(1)	457(o)		$		$0.0001381	$
Fees to be Paid	Equity	Preferred stock, par value $0.001 per share	(2)	457(o)				0.0001381
Fees to be Paid	Other	Warrants	(3)	457(o)				0.0001381
Fees to be Paid	Debt	Debt Securities	(4)	457(o)				0.0001381
Fees to be Paid	Other	Units	(5)	457(o)				0.0001381
Fees to be Paid	Unallocated (Universal) Shelf		(6)	457(o)		$	$50,000,000.00	0.0001381		$6,905.00

Total Offering Amounts:							$50,000,000.00			6,905.00
Total Fees Previously Paid:										0.00
Total Fee Offsets:										0.00
Net Fee Due:										$6,905.00

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Offering Note(s)

(1)	There are being registered hereunder, an indeterminate number or amount, as the case may be, of common stock, preferred stock, warrants, debt securities, and units, as may be offered by the registrant from time to time, which together shall have an aggregate initial offering price not to exceed $50,000,000. The securities included hereunder may be sold separately or with other securities registered hereunder. The securities included hereunder also include an indeterminate number of securities as may be issued upon conversion of or exchange for preferred stock that provides for conversion or exchange, upon exercise of warrants, or pursuant to the anti-dilution provisions of any of such securities. In addition, pursuant to Rule 416 of the Securities Act of 1933, as amended, or the Securities Act, this registration statement also covers any additional securities that may be offered or issued in connection with any stock splits, stock dividends or similar transactions. Includes rights to acquire common stock or preferred stock of the registrant under any shareholder rights plan then in effect, if applicable under the terms of any such plan.

The proposed maximum offering price per security will be determined from time to time by the registrant in connection with the issuance of the securities registered by this registration statement. The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee. In no event will the aggregate maximum offering price of all securities issued under this registration statement exceed $50,000,000. The amount registered is not specified as to each class of securities to be registered hereunder pursuant to Instruction 2.A.iii.b. of Item 16(b) of Form S-3 under the Securities Act.
(2)	See Footnote (1). Shares of common stock may be issuable upon conversion of shares of preferred stock registered hereunder. No separate consideration will be received for such shares of common stock.
(3)	See Footnote (1). Warrants will represent rights to purchase common stock, preferred stock, debt securities, or units registered hereby. Because the warrants will provide a right only to purchase such securities offered hereunder, no additional registration fee is required.
(4)	See Footnote (1). Shares of common stock or preferred stock may be issuable upon conversion of debt securities registered hereunder. No separate consideration will be received for such common stock or preferred stock.
(5)	See Footnote (1). Each unit will represent an interest in two or more other securities, which may or may not be separable from one another.
(6)	See Footnote (1).